Exhibit 99.1

Kevin Bradley Promoted to Chief Financial Officer of Alarm.com

Tysons, VA:  Alarm.com (Nasdaq: ALRM), the leading platform for the intelligently connected property, announces that Kevin Bradley has been promoted to the position of Chief Financial Officer. He will be responsible for leading the company's Finance organization including financial planning and analysis, accounting, tax, treasury and investor relations. Mr. Bradley will report to Alarm.com's Chief Executive Officer, Steve Trundle.

Mr. Bradley joined Alarm.com in May 2009 and has served in various accounting and finance roles, including Director of Financial Planning from December 2013 through May 2017 and then Vice President of Financial Planning and Analysis (FP&A) from May 2017 through March 2025.

As Vice President of FP&A, Mr. Bradley worked directly with Alarm.com’s outgoing CFO Steve Valenzuela and senior management team and actively participated in corporate strategy development and operational decision-making. He was responsible for leading the company’s annual and long-range planning process, developing quarterly guidance and financial outlook disclosures, and designing and implementing capital allocation strategies.

“I have worked with Kevin for more than a decade through the company’s significant growth and diversification,” said Steve Trundle, CEO of Alarm.com. “He is a strong financial leader and manager, understands our business models intimately, and has been a trusted peer for the entire Alarm.com executive team. I am pleased to promote him to be the Company’s next CFO and look forward to introducing him to our investors during the next couple of quarters.”

Mr. Bradley holds a Bachelor of Business Administration from the University of Notre Dame and a Master of Science in Finance from American University.  Mr. Bradley previously worked at Morgan Stanley in New York City from 2007 to 2008.

About Alarm.com Holdings, Inc.

Alarm.com is the leading platform for the intelligently connected property. Millions of consumers and businesses depend on Alarm.com's technology to manage and control their property from anywhere. Our platform integrates with a growing variety of Internet of Things devices through our apps and interfaces. Our security, video, access control, intelligent automation, energy management, and wellness solutions are available through our network of thousands of professional service providers in North America and around the globe. Alarm.com's common stock is traded on Nasdaq under the ticker symbol ALRM. For more information, please visit www.alarm.com.

CONTACT:

Investor and Media Relations:

Matthew Zartman

mzartman@alarm.com